                                                                    Exhibit 23.2

Mantyla McReynolds  LLC

                   The CPA. Never Underestimate The Value.

Consent of Mantyla McReynolds LLC

Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Information Statement/Prospectus constituting a part of this Registration Statement on Form S-4 for the registration of 51,250,000 shares of common stock, of our report dated January 31, 2006, relating to the consolidated balance sheet of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) [a development stage company] as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the year ended December 31, 2005.

We also consent to the reference to us under the caption "Experts" in the Information Statement/Prospectus.

 /s/ Mantyla McReynolds LLC

Salt Lake City, Utah

February 1, 2008